Exhibit 99.1

FS INVESTMENT CORPORATION ANNOUNCES INITIAL TENDER OFFER

PHILADELPHIA, February 26, 2010—FS Investment Corporation (the “Company”, or “FSIC”) announces that it will be commencing its initial quarterly repurchase offer of shares of common stock beginning on March 1, 2010 and extending through March 26, 2010. The offer will be to purchase, at a purchase price equal to 90% of the offering price in effect on April 1, 2010, the lesser of (1) 108,904 Shares (which number represents 2.5% of the weighted average number of shares of common stock outstanding for the calendar year ended December 31, 2009), and (2) the number of shares of common stock the Company can repurchase with the proceeds it receives from the sale of shares of common stock under its distribution reinvestment plan.

This tender offer will be the first opportunity for shareholders to sell some or all of their shares of common stock subject to the conditions contained in the tender offer materials that you will receive from the Company. As disclosed in the Company’s current prospectus, the Company will continue to offer to repurchase shares of its common stock on a quarterly basis at a price equal to 90% of the current offering price on the date of such repurchase. Shareholders will shortly be receiving an Offer to Purchase, a Transmittal Letter and other documentation related to the tender offer, which contains instructions as to how to participate in FSIC’s repurchase program. The tender offer will be made only by these materials, which will also be filed with the Securities and Exchange Commission as exhibits to a tender offer statement on Schedule TO and will be available free of charge at the SEC’s website at http://www.sec.gov and from the Company. Shareholders should read the relevant Offer to Purchase, the Letter of Transmittal and related exhibits to the Schedule TO when those documents are filed and become available, as they will contain important information about the tender offer.

The Company believes that conducting the tender offer at a price equal to 90% of the current offering price will accommodate the interests of shareholders who seek an opportunity to dispose of some or all of their shares of common stock as well as shareholders who desire to remain shareholders of the Company.

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of the Company. The Company has not commenced the tender offer described in this announcement.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FS Investment Corporation. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FS Investment Corporation makes with the Securities and Exchange Commission. FS Investment Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Investment Corporation

FSIC is a publicly registered, non-traded business development company (“BDC”). A BDC, such as FSIC, is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class. FSIC focuses on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with over $27 billion in assets under management, is the global credit platform of The Blackstone Group L.P. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square Capital Partners is a national distributor and sponsor of alternative investment products structured for the mainstream investor. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated Orlando, FL-based wholesaling broker-dealer, FS2 Capital Partners. For more information, please visit www.franklinsquare.com.